UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 20, 2019

Date of Report

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock $0.0001 value per share	DRRX	The NASDAQ Stock Market LLC (The Nasdaq Global Market)
Preferred Share Purchase Rights

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On June 20, 2019, DURECT Corporation (the “Company”) entered into a securities purchase agreement (the “SPA”) with certain investors (the “Investors”), pursuant to which the Company agreed to issue and sell, in a public offering, directly to the Investors (the “Registered Direct Offering”), 29,000,000 shares of common stock of the Company (the “Common Stock”). The purchase price per share of the Common Stock was $0.52.

The closing of the Registered Direct Offering is expected to take place on June 24, 2019. The SPA contains customary representations, warranties and agreements by the Company and customary conditions to closing. The representations, warranties and covenants contained in the SPA were made only for purposes of the agreement and as of specific dates, were solely for the benefit of the parties to the SPA and may be subject to limitations agreed upon by the contracting parties.

The net proceeds to the Company is expected to be approximately $15.0 million, after deducting estimated expenses payable by the Company associated with the Registered Direct Offering. The Company intends to use the net proceeds from the Registered Direct Offering to fund clinical trial and research and development activity and other general corporate purposes, provided that, pursuant to the SPA, the Company has agreed, for six months after the closing of the Registered Direct Offering, not to use such proceeds to pre-pay any indebtedness, declare or pay any dividends on its common stock, fund any share buyback program or for any in-license or asset purchase outside of the ordinary course of the Company’s business.

The Registered Direct Offering is being made pursuant to the Company’s shelf registration statement on Form S‑3 (Registration No. 333-226518), which was declared effective by the Securities and Exchange Commission (the “SEC”) on October 9, 2018, including the prospectus contained therein, as well as a prospectus supplement to be filed with the SEC in connection with the Company’s takedown relating to the Registered Direct Offering.

The description of the terms and conditions of the SPA does not purport to be complete and is qualified in its entirety by the full text of the SPA, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

A copy of the legal opinion of Orrick, Herrington & Sutcliffe LLP relating to the legality of the issuance and sale of the Common Stock in the Registered Direct Offering is filed as Exhibit 5.1 hereto.

A copy of the press release issued by the Company announcing the commencement of the Registered Direct Offering is attached hereto as Exhibit 99.1.

This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01. Other Events

As previously reported, on December 24, 2018, the Company received written notification from Nasdaq informing us that because the closing bid price of our common stock was below $1.00 for 30 consecutive trading days, our shares no longer complied with the minimum closing bid price requirement for continued listing on the Nasdaq Global Market under Nasdaq Marketplace Rule 5450(a)(1). On June 7, 2019, the Company filed an application to transfer the listing of our common stock from the Nasdaq Global Market to the Nasdaq Capital Market, which, if approved, would provide an additional 180-day grace period to come into compliance with the minimum closing bid price requirement. As part of our application, the

Company notified Nasdaq of our intent to cure this deficiency, which may include implementing a reverse stock split during the additional grace period, if necessary. The Company anticipates that the transfer will be effective on or about June 25, 2019, and that our common stock will continue to trade on the Nasdaq Capital Market under the symbol “DRRX.”

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are forward-looking statements that are subject to a number of risks and uncertainties. Such forward-looking statements include statements about the expected settlement of the sale and purchase of securities described herein and the Company’s receipt and use of net proceeds therefrom, and the expected timing and transfer of the Company’s common stock to the Nasdaq Capital Market. Actual events or results may differ materially from the Company’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to satisfy applicable closing conditions under the SPA, the closing of the Registered Direct Offering and the Company’s ability to transfer to the Nasdaq Capital Market or to regain compliance with the continued listing requirements thereof. Additional factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the prospectus supplement and accompanying prospectus, and the Company’s reports filed with the SEC.

Item 9.01. Exhibits.

Exhibit No.	Description
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
10.1	Form of Securities Purchase Agreement
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
99.1	Press Release dated June 20, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: June 20, 2019	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer

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